EXHIBIT 1(c)

                           SCUDDER GLOBAL FUND, INC.

                             ARTICLES SUPPLEMENTARY

      SCUDDER GLOBAL FUND, INC., a Maryland corporation having a principal office in the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to and in accordance with Section 2-105(c) of the Maryland General Corporation Law, the aggregate number of shares of stock that the Corporation, being registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act"), has the authority to issue is hereby increased to four hundred million (400,000,000) shares, with a par value of One Cent ($.0l) per share, for an aggregate par value of Four Million Dollars ($4,000,000.00).

            (a) Immediately before the increase effected by these Articles Supplementary, the total number of shares of stock of all classes that the Corporation had the authority to issue was three hundred million (300,000,000) shares with a par value of One Cent ($.0l) per share, for an aggregate par value of Three Million Dollars ($3,000,000.00).

            (b) Immediately after the increase effected by these Articles Supplementary, the total number of shares of stock of all classes that the Corporation has the authority to issue is four hundred million (400,000,000) shares, with a par value of One Cent ($.0l) per share, for an aggregate par value of Four Million Dollars ($4,000,000.00).

      SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has duly classified the one hundred million (100,000,000) shares of the capital stock of the Corporation resultant from the increase in authorized capital effected by these Articles Supplementary as a class designated as the "Global Small Company Fund." The shares of capital stock of the Corporation authorized prior to such increase shall be hereinafter referred to as the "Global Fund", "International Bond Fund" and "Short Term Global Income Fund." The Global Fund, the International Bond Fund, the Short Term Global Income Fund and Global Small Company Fund are each hereinafter referred to as a "Series." Each Series consists of one hundred million (100,000,000) shares, with a par value of One Cent ($.0l) per share, for an aggregate par value of One Million Dollars ($1,000,000.00), with the aggregate par value of all Series being Four Million Dollars ($4,000,000.00).

      THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any unissued shares of any Series and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

      FOURTH: A description of the Series, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemptions is set

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forth in the Amended and Restated Articles of the Corporation and is not changed by the Articles Supplementary, except that these four series of shares, as opposed to three, now exist.

      FIFTH: The Board of Directors of the Corporation, acting at a duly called meeting held on June 3, 1991, adopted resolutions increasing the aggregate number of shares of capital stock that the Corporation has authority to issue and classifying the authorized capital stock of the Corporation as set forth in these Articles Supplementary.

      IN WITNESS WHEREOF, Scudder Global Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Assistant Secretary, on the 11th day of July, 1991.


ATTEST:                                SCUDDER GLOBAL FUND, INC.

/s/ Marilyn J. Hayes                   By: /s/ William E. Holzer
---------------------------               ---------------------------
Marilyn J. Hayes,                         William E. Holzer
Assistant Secretary                       President

SEAL                                   SEAL


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                                  Verification

      I, Marilyn J. Hayes, Assistant Secretary of Scudder Global Fund, Inc. (the "Corporation") do hereby verify that I have executed these Articles Supplementary and acknowledge the same to be my act; that adoption of these Articles Supplementary by the Corporation was a valid corporate act; that, to the best of my knowledge, information and belief, the matters and facts set forth herein are true in all material respects; and that this statement is made under the penalties for perjury.


                                       /s/ Marilyn J. Hayes
                                       ---------------------------
                                       Marilyn J. Hayes

SEAL


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